UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 3, 2009 (May 28, 2009)

MASSEY ENERGY COMPANY

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State of Incorporation)	1-7775 (Commission File Number)	95-0740960 (I.R.S. Employer Identification No.)

4 North 4th Street, Richmond, Virginia      23219
(Address of principal executive offices)     (Zip Code)

Registrant's telephone number, including area code: (804) 788-1800

N/A

(Former name, former address and former fiscal year, if changed since last report date)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                      Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On May 28, 2009, Massey Energy Company (the “Company”) entered into an amended and restated Employment Agreement (as amended and restated, the “Employment Agreement”) with Michael K. Snelling, effective as of May 25, 2009.  This Employment Agreement amends and restates the employment agreement previously entered into with Mr. Snelling on May 25, 2006.

The Employment Agreement provides for an initial three-year term, provided, however, that the Employment Agreement will automatically terminate if Mr. Snelling is employed by the Company or any of its subsidiaries at the time a Change in Control (as defined in the Employment Agreement) occurs. The material terms of the Employment Agreement are as follows:

•
a minimum base salary of $340,000 effective June 1, 2009, subject to a voluntary reduction made by Mr. Snelling in conjunction with other company-wide benefit cost reduction measures enacted effective May 1, 2009 which reduced his base salary by 10%. Such waiver shall remain in effect until revoked. Mr. Snelling’s minimum base pay shall also be subject to increase by the Board of Directors as it deems appropriate;

•
an annual cash bonus award with a target amount equal to $210,000 for each of the 2010, 2011 and 2012 fiscal years, which amount may be increased at the discretion of the Compensation Committee and each annual bonus is subject to the terms and conditions set forth by the Compensation Committee for such fiscal year;

•	a retention cash award of $150,000 payable on each January 1, 2010, 2011 and 2012 so long as Mr. Snelling has been continuously employed by the Company through each such date, respectively;
•	an annual award under the Company’s long term incentive program and the Company’s 2006 Stock and Incentive Compensation Plan consistent with other executives at Mr. Snelling’s level; and
•	life insurance, D&O insurance, medical and other standard benefits and perquisites provided to senior executives from time to time.

            The Employment Agreement further provides that following a termination by the Company for any reason other than Cause (as defined in the Employment Agreement), death, Disability (as defined in the Employment Agreement) or termination by Mr. Snelling for Good Reason (as defined in the Employment Agreement) under circumstances where such cessation of employment is not covered by Mr. Snelling’s Change in Control Agreement, Mr. Snelling will receive the following payments:

•
Mr. Snelling’s remaining Base Salary (as defined in the Employment Agreement) at the rate in effect in effect on his termination date to the end of the term, but in no event will the aggregate amount of such payments exceed 2.5 times Mr. Snelling’s Base Salary in effect as of the termination date;

•	a lump sum cash payment equal to Mr. Snelling’s Retention Cash Awards (as defined in the Employment Agreement) that are unpaid as of the termination date;
•
a lump sum cash payment equal to the sum of (A) any earned annual cash bonus award for fiscal year 2009, 2010 or 2011 that is unpaid prior to Mr. Snelling’s termination date (determined without regard to any requirement that Mr. Snelling remain employed until the regular payment date therefore) and (B) the following applicable amount(s) for each of fiscal years 2009 through 2012 that has not ended prior to Mr. Snelling’s termination date: 2009 – the target cash bonus award, 2010 - $200,000, 2011 - $200,000 and 2012 - $200,000;

•
a lump sum cash payment equal to the sum of (A) any earned long-term cash incentive bonus award for a long-term performance period that contains fiscal year 2009, 2010 or 2011 and that has ended prior to Mr. Snelling’s termination date that is unpaid as of the termination date (determined without regard to any requirement that Mr. Snelling remain employed until the regular payment date therefore) and (B) the following applicable amount(s): (1) any and all target long-term cash incentive bonus awards for each of the long-term performance periods that contain, as a first year of measurement, fiscal year 2009 or any earlier year and that contain, as the last year of measurement, fiscal year 2009, 2010, or 2011, that has not ended prior to Mr. Snelling’s termination date and (2) if the termination date occurs in 2012, $75,000;

•
all outstanding equity-based awards granted to Mr. Snelling prior to or during the term of the Employment Agreement, but prior to the termination date, including but not limited to stock options, restricted stock and restricted units, that otherwise would vest during the term of the Employment Agreement, will automatically vest on Mr. Snelling’s termination date; and

•
from the day following the termination date to the end of the term, Mr. Snelling will continue to receive the medical coverage in effect on his termination date (or generally comparable coverage) for himself and, if applicable, his spouse and dependents, as if Mr. Snelling has continued employment during such period or, as an alternative, we may elect to pay Mr. Snelling is cash in lieu of such coverage in an amount equal to Mr. Snelling’s reasonable after-tax cost of continuing comparable coverage, where such coverage may not be continued by us (or where such continuation would adversely affect the tax status of the plan pursuant to which coverage is provided).

            The Employment Agreement does not modify Mr. Snelling’s Change in Control Severance Agreement, amended and restated effective January 1, 2009.

The Employment Agreement is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

Item 9.01                      Financial Statements and Exhibits

(d) Exhibits

Exhibit 10.1	Employment Agreement dated May 28, 2009, between Massey Energy Company and Michael K. Snelling.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 3, 2009

MASSEY ENERGY COMPANY

By:           /s/ Richard R. Grinnan
                                    Richard R. Grinnan
Vice President and Corporate Secretary

Exhibit Index

Exhibit 10.1	Employment Agreement dated May 28, 2009, between Massey Energy Company and Michael K. Snelling.